EXHIBIT 10.42

      EMPLOYMENT AGREEMENT dated as of September 10, 2003, between Warren Stern (the "Executive") and DOV Pharmaceutical, Inc., a Delaware corporation (the "Company").

      WHEREAS, the Company and the Executive desire to enter into this Agreement to assure the Company of the continued services of the Executive and to set forth the duties and compensation of the Executive, all upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

                                    ARTICLE I

                                   Employment

      Section 1.01. Term. The initial term of this Agreement shall commence on the date the Executive commences consulting work for the company, which shall be no later than September 10, 2003, and, unless sooner terminated pursuant to
Article III hereof, shall terminate on the date that is three years thereafter (the "Initial Period"). Full-time duty shall commence no later than December 15, 2003. Unless sooner terminated pursuant to Article III, the parties may by written agreement renew this Agreement for one year (each such one-year period hereinafter referred to as a "Renewal Period"; the Initial Period and all Renewal Periods hereinafter referred to as the "Employment Period").

      Section 1.02. Position. The Company shall employ the Executive and the Executive shall serve as Senior Vice-President, Drug Development during the Period.

      Section 1.03. Duties. (a) Subject to the responsibility vested in the Board of Directors of the Company (the "Board") under the General Corporation Law of Delaware, the Executive shall have such responsibility and authority as are customarily possessed and exercisable by the Senior Vice-President, Drug Development of a corporation. The Executive shall also perform such other executive and administrative duties (not inconsistent with such position) as the Executive may reasonably be expected to be capable of performing on behalf of the Company and any subsidiaries and affiliates of the Company as may from time to time be authorized or directed by the Board.

      (b) During the Period once full-time duty commences, the Executive shall perform faithfully the duties covered by Section 1.02(a) to the best of his ability and devote his full business time and attention to the Company's business and not engage in any other business activities except with the approval of the Board provided that he may subject to Section 4.01 invest in companies not requiring his services and may subject to Section 1.03(a) devote reasonable time to charitable and civic affairs.

      (c) The Company shall provide and pay for a standard errors and omissions policy insuring the Executive against liability arising out of the performance of his duties, and shall indemnify and hold the Executive harmless from liability arising out of his services hereunder.



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                                   ARTICLE II

                                  Compensation

      Section 2.01. Basic Compensation. As compensation for the Executive's services hereunder, once full-time duty commences the Company shall pay to the Executive an annual salary of $300,000 (as adjusted, "Basic Compensation"), payable in bi-weekly or monthly installments. As a consultant pending full-time duty the Executive shall be paid $1,000 per day.

      Section 2.02. Incentive Compensation. (a) In addition to Basic Compensation, the Executive shall together with other executive staff be considered at least annually for incentive compensation ("Incentive Compensation") upon recommendation by the Compensation Committee. Its recommendation shall among other factors considered relevant take into account performance the Company, increase in value of the Company and the Executive's contribution thereto. Incentive Compensation shall be determined in the discretion of the Board upon such recommendation. The Company recognizes both the tangible and intangible benefits gained by Company when the Executive is invited to lecture at national and international meetings, publish such presentations in scholarly journals and serve on editorial advisory boards, and accordingly the foregoing, while not required of the Executive, shall be considered in determining Incentive Compensation.

      (b) Incentive Compensation shall be paid to the Executive within 30 days after the Board's determination provided that the Company may determine to pay out Incentive Compensation over a period not to exceed six months.

      Section 2.03. Other Benefits. (a) During the Period, the Company shall provide the Executive and maintain on the Executive's behalf, or reimburse the Executive for carrying comprehensive medical insurance, disability insurance and life insurance of $250,000 on the life of the Executive. In addition, the Executive shall have the right to participate in the Company's other programs for the benefit of employees in accordance with their terms and as the same may be amended from time to time.

      (b) The Executive shall be eligible to participate in the Company's stock option program. As of the date of this Agreement the Executive shall receive options to purchase 285,000 shares of the Company's common stock at a strike price equal to the closing price thereof on the date hereof, exercisable after they are vested and prior to ten years from the date hereof, with half of the options vesting after 18 months of full-time and the remainder vesting ratably quarterly over the remaining 18 months. The other terms of such options shall be governed by the Company's standard stock option agreement to be entered into upon commencement thereof, which may incorporate the terms established by the Company's stock option plan if any adopted subsequent to the date hereof and prior to such commencement provided that notwithstanding such stock option terms if any to be adopted to the contrary the Executive's options to the extent not vested shall vest upon a termination of or pursuant to Section 3.01(d), or
Section 3.03 or Section 3.04 but be exercisable during the post-employment period established by such terms to be adopted.


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      (c) The Company shall pay to or on behalf of the Executive a monthly automobile allowance of $1,000.

      (d) The Executive shall be entitled to six weeks of paid vacation in each calendar year. The Executive shall also be entitled to the same standard paid holidays given by the Company to senior executives generally, all as determined from time to time by the Board or appropriate committee thereof. Vacation time shall cumulate and carry forward from year to year provided that the Executive shall not be entitled to more than ten weeks of vacation in any one year without the permission of the Compensation Committee and provided that the Executive shall coordinate his vacation schedule with the Chief Executive Officer and President.

      (e) The Company shall reimburse the Executive for travel or other expenses or disbursements reasonably incurred or made by him in connection with the Company's business during the Period upon receipt of reasonable documentation thereof.

      (f) The benefits set forth in this Section 2.03 shall be collectively referred to as the "Benefits."

      (g) The Company shall reimburse the Executive for expenses (excluding loss if any upon resale of residence) in connection with relocation from Plymouth, MA, within 30 days after relocation. The Company shall also reimburse the Executive for temporary housing expenses in the vicinity of the Company for up to 60 days to a maximum of $5,000.

                                   ARTICLE III

                            Termination of Employment

      Section 3.01. Termination of Employment by Company.

      (a) Except as otherwise provided in this Article III and in Article IV, upon the occurrence of any of the following events, this Agreement and the rights and obligations of the parties hereunder shall terminate: (i) "Disability" (as defined in Section 3.05) of the Executive; or (ii) conduct by the Executive constituting "Cause" (as defined in Section 3.05).

      (b) In the case of termination pursuant to Section 3.01(a)(i), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation, Incentive Compensation and Benefits for the period commencing on the date of termination and ending on the date that is nine months after the date of termination. Basic Compensation, Incentive Compensation and Benefits shall be paid in the manner and at the intervals provided in Article II.


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      (c) In the case of termination pursuant to Section 3.01(a)(ii), the
Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation, Incentive Compensation and Benefits through the date of such termination.

      (d) In the case of termination of the Executive by the Company other than pursuant to Section 3.01(a) or Section 3.02, the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation commencing on the date of termination and ending on the date that is three years after the date hereof. Basic Compensation shall be paid at the intervals set forth in Article II.

      Section 3.02. Death. In the event of the death of the Executive during the Period, the Period shall terminate on the date of death and the Executive's designated beneficiary or, if none, his estate shall be entitled to receive, in complete and total satisfaction of the Company's obligations hereunder, Basic Compensation, Incentive Compensation and Benefits through such date of death and for a period of 90 days thereafter.

      Section 3.03. Termination of Employment by the Executive. (a) If during the Period there should occur any of the following events (each of the following being giving the Executive the right to resign for "Good Reason"): (i) a material change in the title and/or responsibilities of the Executive, such that the Executive is no longer functionally the Senior Vice-President, Drug Development of the Company and no longer has substantially such responsibilities and authority as exercisable by him initially or in substitution therefore with his consent not unreasonably withheld or (ii) a failure by the Company to provide the Executive with Basic Compensation, Incentive Compensation or Benefits, other than a failure that is not in bad faith and is remedied by the Company within 15 days after receipt of notice thereof given by the Executive, or (iii) a breach by the Company of any of the material terms of this Agreement that is not remedied by the Company within 15 days of notice thereof by the Executive, the Executive may elect to terminate his by notice to the Company (subject to Article IV). If the Executive exercises such election, the Period shall terminate effective upon the later to occur of (x) receipt of such notice by the Company and (y) expiration of the 15-day period referred to in Section 3.03(a)(ii) or (iii).

      (b) If the Executive exercises his election to terminate pursuant to
Section 3.03(a), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation for the period commencing on the date of such termination and ending on the date that is three years after commencement of hereunder.

      (c) If the Executive terminates this Agreement for any reason other than those contained in Section 3.02 and Section 3.03(a), the rights and obligations of the parties hereunder shall terminate immediately (except as otherwise provided in Article IV) and the Period shall terminate immediately except that the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, his Basic Compensation, Incentive Compensation and Benefits through the date of such termination.


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      Section 3.04. Change of Control. In the event the Executive terminates his within six months following a Change of Control (as defined in Section 3.05), the Company shall be obligated to pay the Executive, and the Executive shall be entitled to receive in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to the Executive's Basic Compensation for the period commencing on the date of termination and ending on the date that is three years the date hereof.

      Section 3.05. Definitions of Certain Terms. (a) "Disability" shall mean any physical or mental condition of the Executive that renders the Executive incapable of performing any substantial portion of the services contemplated hereby (as confirmed by competent medical evidence) and that has continued for at least 90 consecutive business days in any 12-month period or a total of six months during any twelve month period.

            (b) The following shall constitute conduct entitling the Company to terminate the Executive's for "Cause": (i) the Executive's willful refusal to perform or substantial disregard of the Executive's duties to the Company that is not cured within ten days of written notice (specifying the failure) thereof from the Board, (ii) the commission by the Executive of a willful and material breach of Article IV, (iii) the conviction of any felony by the Executive (or the equivalent thereof under the laws of any state), (iv) the commission of any act constituting financial dishonesty against the Company (which act would be chargeable as a crime under applicable law), (v) the Executive engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment that, as determined in good faith by the Board, would:
(A) materially adversely affect the business or reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business; or (B) expose the Company to a risk of civil or criminal legal damages, liabilities or penalties, (vi) the repeated failure by the Executive to follow the directives of the Company's chief executive officer or Board or (vii) any material misconduct by the Executive in connection with the business affairs of the Company.

            It shall be presumed that any termination of the Executive by the Company is without Cause, and such presumption may only be overcome by clear and convincing evidence that the termination of the Executive's can properly be construed as for Cause. If the issue of "Cause" is litigated in a proceeding in any court or through any means of alternative dispute resolution and such issue is resolved in the Executive's favor, then the Company shall reimburse the Executive for all reasonable attorney's fees, costs and expenses incurred by the Executive in such proceeding.

            (c) "Change of Control" shall mean: (i) a merger or consolidation of the Company with or into another corporation other than a transaction (A) in which the Company is the surviving Corporation or (B) merging or consolidating the Company with any corporation controlling, controlled by or under common control with the Company (in which case the surviving corporation shall be deemed the "Company" for purposes of this Agreement) or (ii) the sale of all or substantially all the assets of the Company to any corporation or entity, other than a sale to any corporation or entity controlling, controlled by or under common control with the Company prior to such transaction (in which case the surviving corporation shall be deemed the "Company" for purposes of this Agreement).


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                                   ARTICLE IV

                    Non-Competition; Confidential Information

      Section 4.01 Non-Competition. (a) Subject to Sections 4.01(b) and 4.01(c), the Executive shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than as the holder of less than 5% of the stock of a corporation listed on a national securities exchange or in the National Association of Securities Dealers, Inc. Automated Quotation System (such a corporation being hereinafter referred to as a "Public Corporation")), director, employee, consultant or otherwise, of any company with substantially the same business as or that competes directly with the Company in the United States during the following periods: (i) the Employment Period and (ii) during any period after the termination of this Agreement pursuant to Article 3 for which the Executive is being or has been paid Basic Compensation.

      (b) The Executive shall not be deemed to be in breach of this Agreement by reason of services performed for a subsidiary or affiliate of the Company.

      (c) Notwithstanding anything to the contrary contained herein, if the Company finds that the Executive has violated any covenants contained in Section 4.01, 4.02 or 4.03, the Company shall be obligated to pay any amounts due to the Executive ("Escrow Amount") to Goodwin Procter LLC, as escrow agent ("Escrow Agent") at 599 Lexington Avenue, New York, New York 10022. Escrow Agent shall hold the Escrow Amount in escrow until a court or agency legally empowered to enforce the covenants contained in Section 4.01, 4.02 and 4.03 reaches a final determination whether the Executive has violated any such covenants or until mutually instructed by the parties. Escrow Agent shall disburse the Escrow Amount in accordance with such court or agency's final determination or pursuant to such party instructions.

      Section 4.02 Non-Interference. During the Period and the period of non-competition as determined pursuant to Section 4.01(a), the Executive:

      (a) shall not publicly disparage any of the products, services or actions of the Company or any of the Company's subsidiaries or affiliates; and

      (b) shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with any person or entity who is, an employee, customer or client of the Company.


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      Section 4.03. Trade Secrets. The Executive shall not, at any time during the Period or thereafter, use (except for the sole benefit of the Company, the Company's subsidiaries and affiliates) or, without the written consent of the Board, divulge to any person (other than, during the Period, an executive of the Company or any of the Company's subsidiaries or other person to whom disclosure is reasonably necessary or appropriate or legally required in connection with the Executive's duties hereunder) any trade secrets or other confidential information of the Company or any of its subsidiaries or affiliates, except to the extent that (a) such information becomes a matter of public record, or is published in a newspaper, magazine or other periodical available to the general public, in each case, through no violation of this Agreement by the Executive or
(b) such disclosure is required by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process provided that the Executive shall immediately notify the Company of the existence, terms and circumstances surrounding such a request so that it may seek an appropriate protective order. When the Executive ceases to be employed by the Company, the Executive shall surrender to the Company all records and documents in any form obtained by him or entrusted to him during the course of his hereunder (together with all copies thereof) that pertain to the business of the Company or its subsidiaries or affiliates or that were paid for by the Company or any of the Company's subsidiaries or affiliates provided that the Executive may retain copies of such documents as may be necessary for the Executive's personal records for federal income tax purposes or, with the approval of the Board, for other purposes relating to the Executive's legal affairs, which approval shall not be unreasonably withheld.

      Section 4.04. Survival of Terms. The covenants contained in Sections 4.01,
4.02 and 4.03 shall survive the conclusion of the Executive's by the Company in accordance with their respective terms.



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                                    ARTICLE V

                                  Miscellaneous

      Section 5.01. Services as Officer or Director. During the Period, the Executive shall, if elected or appointed, serve as an officer and director of all current and future subsidiaries and affiliates of the Company without any additional compensation for such services provided that the Executive shall be provided with reasonable and customary directors' and officers' liability insurance if any such corporation is or becomes publicly held and further provided that the Company shall cause any such subsidiary and affiliate to save the Executive harmless from any and all liability arising out of the performance of the Executive's duties as director and officer.

      Section 5.02. Conflicts. Recognizing that the Executive has obligations to Parexel International Corporation or an affiliate regarding its trade secrets and confidential information, the Executive hereby warrants and represents that he is not under any legal or contractual obligation that would conflict in any manner with the obligations and duties he is undertaking herein, and that his execution of this Agreement shall not breach any agreement to which he is now a party or conflict with obligations to which he is bound. The Executive further agrees to reimburse and hold the Company harmless for any costs, damages or fees sustained or expended by the Company as a result of this untruth of the representations or breach of warranties contained in this Section 5.03.

      Section 5.03. Right to Change Business. This Agreement and any rights or privileges granted to the Executive hereunder shall not prevent the Company or any of the Company's subsidiaries from exercising its corporate powers to modify the business operations or activities of such entity.



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      Section 5.04. Notices. Any notice or request required or permitted to be given under this Agreement shall be sufficient if in writing and delivered personally or sent by registered mail, return receipt requested, to the addresses set forth below or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery thereof or three days after the date of such mailing thereof, as the case may be.

                  If to the Executive, to:

                  c/o DOV Pharmaceutical, Inc.
                  633 Hackensack Avenue
                  Hackensack, New Jersey  07601

                  If to the Company, to:

                  DOV Pharmaceutical, Inc.
                  433 Hackensack Avenue
                  Hackensack, New Jersey  07601

                  With a copy to:

                  Goodwin, Procter & Hoar LLP
                  599 Lexington Avenue
                  New York, New York 10022
                  Attention:  Joseph Siegelbaum, Esq.

      Section 5.05. Assignment and Succession. The Executive acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns.

      Section 5.06. Headings. The headings contained in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

      Section 5.07. Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey, without regard to conflict of law rules. Each party hereby irrevocably consents and submits to the in personam jurisdiction of any court of general jurisdiction in the State of New Jersey, which shall serve as the sole and exclusive forum in any suit, action or proceeding arising out of or in connection with this Agreement.

      Section 5.08. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations.


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      Section 5.9. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements or understandings between the parties hereto or any related parties. This Agreement may be amended only pursuant to a writing signed by both parties hereto.

      Section 5.10. Waivers. Any term or provisions of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefits thereof but only to the extent evidenced by a writing executed by such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

      Section 5.11. Partial Invalidity. Each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect, such unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause the remaining terms hereof to be unreasonable.

      Section 5.12. Execution of Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other.


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      IN WITNESS WHEREOF the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.


                                       DOV Pharmaceutical, Inc.


                                       By:   /s/ Arnold S. Lippa
                                             -------------------------------
                                             Arnold S. Lippa
                                             Chief Executive Officer

                                             /s/Warren Stern
                                             -------------------------------
                                             Warren Stern



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